Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Exhibit 10.3

FORM

[Date]

Personal and Confidential

[First Name Last name]
[Address]

Re: ELT Special Bonus Program

Dear [First Name Last name]:

I am pleased to offer you the opportunity to earn additional bonus payments related to your important work on the vadadustat program (the “ELT Special Bonus Program”) in recognition of your significant value to Akebia Therapeutics, Inc. (“Akebia” or the “Company”) and in anticipation of the important contributions you will make in the next year and beyond. The purpose of this letter agreement (the “Agreement”) is to outline the terms and conditions associated with the bonus payments (“Bonus Payments”) offered to you by Akebia. These Bonus Payments are in addition to your annual bonus payment. If you accept the terms of this Agreement, please return a signed Agreement to [Name] no later than [Date].

1.    Special Bonus Payment. Subject to the terms and conditions set forth below, and in recognition of your contributions to the vadadustat program to date, the Company will provide you with a lump sum payment of $[●], less all required taxes, withholdings and deductions, payable within fifteen (15) days of the date hereof (the “Special Bonus Payment”).

2.     Retention Cash Incentive Award. Subject to the terms and conditions set forth below and the terms of the Company’s Cash Incentive Plan, the Company will provide you with the following:

(a)     lump sum payment of $[●], less all required taxes, withholdings and deductions (“Incentive Payment 1”) upon [**] (“Event 1”), payable within fifteen (15) days of Event 1.

(b)    lump sum payment of $[●], less all required taxes, withholdings and deductions (“Incentive Payment 2” and together with Incentive Payment 1, the “Incentive Payments”) upon [**] (“Event 2”), payable within fifteen (15) days of Event 2.

In order to be eligible for any Incentive Payment, you must remain an employee of the Company in good standing (i.e., meeting the requirements of your position) through the date of the corresponding event.

3.     Repayment of Special Bonus Payment Upon Termination. If you voluntarily terminate your employment with the Company within twelve (12) months after you receive the Special Bonus Payment, then you shall repay $[●] within thirty (30) days after the effective date of such termination. Should you become obligated to repay to the Company the Special Bonus Payment as set forth herein, you hereby authorize the Company to deduct any owed amount from your final, accrued wages (including, without limitation, any accrued but unused paid time off). You acknowledge and agree that any such deductions would constitute permissible, valid offsets under the Massachusetts Payment of Wages Act, M.G.L. c. 149 § 148 et seq. You further agree that should your final, accrued wages be insufficient to satisfy your entire repayment obligation, you will repay any outstanding amount by personal check. You agree that you will be responsible for paying the Company’s costs of collection, if any (including attorneys’ fees and other expenses), should the Company be required to resort to legal action to collect any such then-outstanding amount.

4.    Prior Agreements. Upon your acceptance of the terms and conditions of this Agreement, the Employee Agreement (Confidentiality, Non-Solicitation, Non-Competition and Developments Agreement) last executed by you in connection with your employment with Akebia and the Executive Severance Agreement between you and the Company will remain in full force and effect in accordance with their terms, and by your signature below are confirmed, ratified and incorporated herein.

5.    At-Will Employment. Nothing in this Agreement should be taken as a guarantee of continued employment, a specific term of employment and/or a contract of employment, and at all times you will be expected to meet Company performance standards and abide by all Company policies and procedures. Your employment remains at will and you and the Company agree that this Agreement does not in any way modify the at-will nature of your employment by the Company. Accordingly, your employment, as well as the terms and conditions thereof (except for this Agreement), may be modified or terminated with or without Cause or notice. For purposes of this Agreement, the definition of “Cause” shall be the same definition of “Cause” included in your Executive Severance Agreement.

6.    Confidentiality. The terms and conditions of this Agreement, the existence of the ELT Special Bonus Program, and the Bonus Payments are strictly confidential except as required by applicable law. To the extent permitted by applicable law, you shall not discuss or reveal any information concerning this Agreement to any past or present employee of the Company or any third person or entity other than the individual who presented you with this Agreement, an Akebia Human Resources representative, counsel and members of your immediate family.

7.    Complete Agreement; Miscellaneous. This Agreement, together with the Cash Incentive Plan and the Executive Severance Agreement, sets forth the complete agreement between you and the Company with respect to your eligibility for, and the payment to you of, the Bonus Payments. The provisions of this Agreement will not supersede or modify the provisions of the Employee Agreement, and nothing herein shall preclude the continued validity of the Employee Agreement which shall remain in full force and effect. You agree that each provision and the subparts of each provision in this Agreement shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer, subject to the terms of the Cash Incentive Plan, as applicable. Any waiver of any provision of this Agreement by the Company shall not constitute a waiver of any other provision of this Agreement unless the Company expressly so indicates otherwise. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles thereof. Both parties agree that any dispute under this Agreement shall be heard by a court of competent jurisdiction within Massachusetts. The parties hereby acknowledge that they are subject to the personal jurisdiction of the Massachusetts courts in any county where the Company has operations or facilities and/or you reside.

8.    Assignment. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and you and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.

We are pleased to be able to offer you participation in the ELT Special Bonus Program, and we look forward to your continuing commitment and focus on fulfilling your responsibilities. Please feel free to reach out to me should you have any questions.

Sincerely,

[First Name, Last name]
[Title]

AGREED AND ACCEPTED:

I acknowledge and agree that I have read the foregoing Agreement and the Cash Incentive Plan, have had the opportunity to consult with counsel and that I have freely and voluntarily entered into this Agreement.

________________________________
[First Name, Last name]
Dated: _______________, 2021
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